EXHIBIT 10.1

CONFIDENTIAL SEPARATION AGREEMENT & GENERAL RELEASE

This Confidential Separation Agreement & General Release (the “Agreement”) is entered into this 20th day of September 2022, by and between F&M Bank Corp., a Virginia corporation (the “Company”) and Carrie Comer (“Employee”) in light of the following:

WHEREAS, Employee has been employed at-will by the Company;

WHEREAS, Employee’s last date of employment with the Company shall be the Separation Date as set forth in Section 1 of the Agreement;

WHEREAS, Company desires to assist Employee’s transition from employment with Company; and,

WHEREAS, Employee and the Company desire to settle and resolve any and all matters arising out of or relating to Employee’s employment with the Company and/or the cessation of that employment relationship in a mutually satisfactory and confidential manner.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties do hereby covenant and agree as follows:

1. Separation of Employment.

a. Employee’s employment with Company will terminate effective September 20, 2022 (the “Separation Date”). The Company shall pay to Employee all compensation earned by and expense reimbursements due to Employee through the Separation Date on the Company’s first regular pay day following the Separation Date. Employee is also entitled to benefits upon termination as set forth on the Summary of Benefits at Employee Resignation, attached hereto as Exhibit A.

b. Employee acknowledges and agrees that Employee’s employment relationship with the Company and any and all Related Organizations will cease on the Separation Date. For purposes of this Agreement, “Related Organizations” means the Company’s parent, subsidiaries and affiliated corporations or companies, as well as other related entities and their predecessors.

c. Employee acknowledges and agrees that, except for the payments referenced in Subsection 1.a. hereof, the Company has paid Employee all salary, wages, expenses, reimbursements, vacation, sick leave, and other compensation or payments to which Employee is or may have been entitled under federal or state law, contract or otherwise through the date Employee signs this Agreement. Employee further acknowledges and agrees that there are no sums or other benefits due or owing to Employee by the Company or to which Employee is entitled by law as of the Separation Date, except as provided for under Subsection 1.a.

2. Consideration.

a. In consideration of Employee’s acceptance of this Agreement and promise to abide by the terms hereof, and to assist Employee in the transition from employment with the Company, the Company shall pay Employee an additional gross sum of Two Hundred Twenty-Nine Thousand, Nine Hundred Twenty-Eight Dollars and Seventy-Five Cents ($229,928.75) which represents fifteen (15) months of salary at Employee’s most recent salary rate (the “Separation Pay”). The Separation Pay shall be paid in thirty-two (32) consecutive, substantially equal bi-weekly payments of approximately $7,185.27 each, less applicable deductions and withholdings, in accordance with the Company’s normal payroll procedures, beginning on the Company’s first scheduled pay date following the Effective Date of this Agreement (as defined herein) and continuing on each regular pay date thereafter until paid in full. During the period beginning on the Separation Date and continuing for so long as Employee is receiving the Separation Pay (the “Severance Period”), Employee will make herself reasonably available remotely by phone or email during the Company’s normal business hours to assist with questions or tasks related to the transition of Employee’s employment duties, as requested by the Company. For purposes of being “reasonably available,” Employee will provide the Company with a personal email address and cellular phone number and will respond initially to the Company’s request within two business days of receipt of the request. Without limiting the foregoing, the Company acknowledges that Employee’s availability to assist the Company is subject to her obligations and working hours with her future employer(s). Employee will immediately provide the Company with all login information for Company accounts, Company bank account information, relevant contact information for Company contacts, and any other information related to the Company’s business as requested by the Company. If the Company determines in good faith that Employee has failed to comply with these obligations during the Severance Period, the Company may immediately cease any Separation Pay payments, and Employee will not be entitled to any additional payments under this Agreement, other than Separation Pay already paid through the date of such determination.

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b. Provided Employee complies with all of Employee’s obligations under this Agreement during the Severance Period, and conditioned on Employee first timely electing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA), then in addition to the Separation Pay, the Company will pay Employee the gross sum of Ten Thousand Three Hundred Twelve Dollars and Twenty Cents, ($10,312.20), to be used as Employee desires, including for Employee’s continued health insurance premiums under COBRA for a period of fifteen (15) months following the Separation Date (the “COBRA Allowance”). The COBRA Allowance will be paid in thirty-two (32) consecutive, substantially equal bi-weekly payments of approximately $322.26 each, less applicable deductions and withholdings, in accordance with the Company’s normal payroll procedures, beginning on the Company’s first scheduled pay date following the Effective Date and continuing on each regular pay date thereafter until paid in full.

c. Employee hereby acknowledges that Company will deduct from the Separation Pay and COBRA Allowance all withholding taxes and other payroll deductions that Company is required by law to make from wage payments to employees.

d. Employee acknowledges and agrees that the Separation Pay and COBRA Allowance provided for under this Agreement are more than the Company is required to do under its normal policies and procedures and are in addition to anything of value to which Employee already is entitled and are sufficient legal consideration for Employee’s release of any rights pursuant to this Agreement and Employee’s other obligations hereunder.

3. Other Defined Terms.

a. The parties acknowledge and agree that, for purposes of this Agreement, the term “Releasees” means the Company and any Related Organizations, and any and all of their past and present parents, subsidiaries and affiliated corporations, companies, and other entities; each of their boards, groups, divisions, departments and units; and all of their past and present directors, trustees, officers, managers, supervisors, employees, attorneys, agents and consultants, and their predecessors, and all persons or entities acting by, with, through, under or in contract with any of them.

b. The parties acknowledge and agree that, for purposes of this Agreement, the term “Claims” means: (i) each and every claim, complaint, cause of action, grievance, demand, allegation, or accusation, whether known or unknown, and (ii) each and every promise, assurance, contract, representation, obligation, guarantee, warranty, liability, right and commitment of any kind, whether known or unknown, and (iii) all forms of relief, including, but not limited to, all costs, expenses, losses, damages, debts and attorneys’ fees, whether known or unknown. However, the term “Claims” does not include a Charge of Discrimination with the Equal Employment Opportunity Commission (EEOC).

4. General Waiver and Complete Release.

a. In exchange for the consideration that the Company is giving Employee under this Agreement, Employee hereby irrevocably releases and forever discharges all Releasees from any and all Claims that Employee, or anyone on Employee’s behalf ever has or now has against any and all of the Releasees, or which Employee, or any of Employee’s heirs, executors, administrators or assigns, hereafter can, shall or may have against any and all of the Releasees for or by reason of any cause, matter, thing, occurrence, or event whatsoever from the date of Employee’s birth to the date that Employee has signed this Agreement. Employee acknowledges and agrees that the Claims released in this Section 4 include, but are not limited to, (i) any and all Claims based on any law, statute, or constitution or based on contract or in tort or in common law, and any and all Claims based on or arising under any civil rights laws, such as the civil rights laws of any state or jurisdiction, or Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act (“ADEA”); the Employee Retirement Income Security Act (“ERISA”), except as provided herein; the Americans with Disabilities Act of 1990 (“ADA”), as amended; the Family Medical Leave Act of 1993 (“FMLA”); the Civil Rights Act of 1991; or, to the fullest extent allowed by law, any other federal, state or local laws or regulations applicable to the employment relationship; (ii) any and all Claims under any grievance or complaint procedure of any kind or for reinstatement; and (iii) any and all Claims based on or arising out of or related to Employee’s recruitment by, employment with, the termination of Employee’s employment with, Employee’s performance of any service in any capacity for, or any business transaction with, each or any of the Releasees. Employee acknowledges and agrees that the release contained in this Section 4 is a general release and is to be broadly construed as a release of all claims to fullest extent allowed by law.

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b. Employee acknowledges and agrees that Employee is not waiving or releasing any rights or claims that may arise after the date this Agreement is executed. The parties also acknowledge and agree that the release contained in this Section 4 does not include a release of Employee’s right, if any, to payment of vested qualified retirement benefits under the Company’s ERISA plans and the right, if any, to continuation in the Company’s medical plans as provided by COBRA.

c. Additionally, and notwithstanding anything to the contrary contained herein, the parties acknowledge and agree that nothing in this Agreement shall be construed to release any claims or prohibit the exercise of any rights by Employee that Employee may not waive or forego as a matter of law. Specifically, nothing in this Agreement is intended to, or shall, interfere with Employee’s rights under federal, state or local civil rights or employment discrimination laws (including, but not limited to, Title VII, the ADEA, ERISA, the ADA, or their state or local counterparts) to file or otherwise institute a Charge of Discrimination, to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of Section 7 of this Agreement. Employee shall not, however, be entitled to any relief, recovery, or monies in connection with any such action brought against any of the Releasees, regardless of who filed or initiated any such complaint, charge, or proceeding.

d. Nothing contained in this Agreement shall limit or restrict the Employee’s ability or right to report securities law violations to the Securities and Exchange Commission and other federal agencies without the Company’s prior approval and without having to forfeit any resulting whistleblower award, if applicable. Nothing contained in this Agreement shall limit or prevent Employee from testifying about criminal conduct or sexual harassment in an administrative, legislative, or judicial proceeding.

5. Covenant Not to Sue.

a. Employee agrees not to institute a Claim of any kind against any of the Releasees. This covenant not to sue includes any and all Claims that Employee, or anyone on Employee’s behalf ever has or now has against any and all of the Releasees, or which Employee, or any of Employee’s heirs, executors, administrators or assigns, hereafter can, shall or may have against any and all of the Releasees for or by reason of any cause, matter, thing, occurrence, or event whatsoever from the date of Employee’s birth to the date that Employee has signed this Agreement. Employee acknowledges and agrees that this covenant not to sue covers Claims including, but not limited to, (i) any and all Claims based on any law, statute, or constitution or based on contract or in tort or in common law, and any and all Claims based on or arising under any civil rights laws, such as the civil rights laws of any state or jurisdiction, or Title VII, as amended, the ADA, or the Civil Rights Act of 1991, the FMLA, and the Fair Labor Standards Act (“FLSA”); (ii) any and all Claims under any grievance or complaint procedure of any kind or for reinstatement; (iii) any and all Claims that this Agreement or any provision hereof should be avoided or set aside; and (iv) any and all Claims based on or arising out of or related to Employee’s recruitment by, employment with, the termination of Employee’s employment with, Employee’s performance of any service in any capacity for, or any business transaction with, each or any of the Releasees.

b. Employee understands and acknowledges that the covenant not to sue contained in this Section 5 is distinct and different from the general waiver and release of claims contained in Section 4 of this Agreement. In this Section 5, Employee is agreeing not to assert a Claim against the Company, while in Section 4 Employee is giving up rights or claims Employee has or may have through the date Employee signs this Agreement. If Employee violates this covenant not to sue by filing a Claim against the Company, Employee hereby agrees to pay all the Company’s costs and expenses of defending against any such Claim, including attorneys’ fees, and all further costs and fees, including attorneys’ fees, incurred in connection with collection.

c. Unlike the general waiver and release set forth in Section 4 of this Agreement, the covenant not to sue contained in this Section 5 does not cover Claims asserted under the ADEA or the Older Workers’ Benefit Protection Act (OWBPA). That means that Employee would not be liable under the terms of this Section 5 for the Company’s attorneys’ fees and costs if Employee filed an ADEA or OWBPA claim. Also the covenant not to sue contained in this Section 5 is not intended to and shall not interfere with Employee’s right to participate in a proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, or to cooperate with any such agency in its investigation, none of which shall constitute a breach of Section 7 of this Agreement or create liability for the Company’s attorneys’ fees and costs under this Section 5. Employee shall not, however, be entitled to any relief, recovery, or monies in connection with any such action brought against any of the Releasees, regardless of who filed or initiated any such complaint, charge, or proceeding.

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6. Return of Company Property; Confidentiality.

a. Employee will immediately return all Company property to Company, including, but not limited to all Confidential Information and Company property in Employee ‘s possession, custody or control, regardless of its location. Company property includes, but is not limited to, files, documents, CDs, and any hard copy, digital or electronic copies thereof, and any Company issued laptop, cellphone, identification and key cards, keys, credit cards, chargers, software, and other computer or electronic devices Employee agrees not to retain copies of any Company information, property, documents or materials in hard copy, digital, or electronic format following Employee’s separation of employment. Notwithstanding the above provision, Employee certifies that Employee has destroyed any copies of such property in Employee ‘s possession in lieu of return thereof, which will be considered to be in compliance with this provision. Employee further acknowledges that Employee has not caused or permitted the transfer of any such property or information to any third party. Employee further understands that this provision is an essential term of the Agreement and that any violation hereof will constitute a material breach of the Agreement.

b. In addition, Employee acknowledges that, during Employee’s employment with the Company, Employee was exposed to information belonging to the Company that is confidential, proprietary and/or trade secret information. Employee agrees to hold in strictest confidence, and not to use, or to disclose to any person or entity without written authorization of the Company, any Confidential Information of the Company. Employee understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, product development, services, customer lists and prospective customer lists, vendor information, markets, software, developments, inventions, processes, formulas, formulations, technology, designs, drawings, prototypes, engineering, hardware configuration information, marketing materials and information, forecasts, business plans, finances or other business information disclosed to Employee by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by Employee for the benefit or at the direction of the Company. However, Confidential Information does not include (i) any of the foregoing items that have become publicly known or made generally available through no wrongful act by Employee or by others who were under confidentiality obligations as to the item or items involved, or (ii) information that is required to be disclosed by law or government regulation, provided that Employee gives the Company reasonable prior notice of such required disclosure. In the event that Employee is unsure whether certain information remains confidential to the Company or its employees, Employee will send the Company a written inquiry about its confidentiality. The parties expressly acknowledge and agree that the obligations of this Section 6 are in addition to, and do not supersede, any obligations of confidentiality that Employee may have pursuant to any other contract or agreement with the Company or any third-party connected to the Company.

c. Employee further acknowledges and agrees that pursuant to the federal Defend Trade Secrets Act: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

7. Confidentiality of Agreement & Non-Disparagement.

a. Employee understands and agrees that the terms of this Agreement are intended to be confidential. Accordingly, Employee agrees that Employee will not disclose the existence or terms of this Agreement, or the negotiations resulting in this Agreement, to any third party, other than Employee’s attorney, spouse, and tax advisor, except as may be required by a court or governmental agency with authority to compel such disclosure, without the express written authorization of the Company.

b. Employee agrees that Employee will not impugn, defame, disparage or do or say anything that reasonably may diminish the reputation, goodwill or status of the Company or any Releasee or any of their products, services, procedures, methods, operations, employees, agents, officers, directors, suppliers or customers. Similarly, the Company agrees that the following individuals with knowledge of this Agreement will not impugn, defame, disparage or do or say anything that reasonably may diminish the reputation of Employee: Mark Hanna, CEO; Barton Black, COO, and Melody Emswiler, CHRO.

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c. The parties acknowledge and agree that nothing contained in this Agreement, including this Section 7, shall prohibit or be construed as prohibiting the exercise of any right by Employee that Employee cannot waive or forego under applicable laws or regulations.

8. No Admissions.

Employee agrees that the offer of this Agreement and the Agreement itself are not an admission, and shall not be construed to be an admission, by each or any of the Releasees, that the personnel, employment, termination and any other decisions involving Employee or any conduct or actions at any time affecting or involving Employee were wrongful, discriminatory, or in any way unlawful or in violation of any right of Employee; moreover, any such liability or wrongdoing is denied by Employee. Employee shall not attempt to offer this Agreement or any of its terms as evidence of any liability or wrongdoing by each or any of the Releasees in any judicial, administrative or other proceeding now pending or hereafter instituted by any person or entity.

9. Non-Release of Future Claims.

This Agreement does not waive or release any rights or claims that Employee may have under the ADEA or other laws which arise after the date that Employee signs this Agreement. The parties acknowledge and agree that the decision to sever the employment relationship between them was made prior to Employee’s signing this Agreement.

10. Period for Review and Consideration of Agreement.

Employee understands that Employee has been given a period of twenty‑one (21) days to review and consider this Agreement before signing it. Employee further understands that Employee may use as much or as little of this 21-day period as Employee wishes prior to signing.

11. Encouragement to Consult with Attorney.

Employee is encouraged to consult with an attorney before signing this Agreement.

12. Employee’s Right to Revoke Agreement.

Employee may revoke this Agreement within seven (7) days of Employee’s signing it. Revocation can be made by delivering a written notice of revocation to Melody Emswiler at memswiler@fmbankva.com or 205 Main Street, Timberville VA 22853. For this revocation to be effective, written notice must be received by Ms. Emswiler no later than the close of business on the seventh (7th) day after Employee signs this Agreement. If Employee has not revoked the Agreement, the eighth (8th) day after Employee signs this Agreement shall be the “Effective Date” for purposes of this Agreement.

13. Acknowledgment.

a. Employee acknowledges that Employee has signed this Agreement freely and voluntarily and under no duress of any kind. Employee has conferred with an attorney about this Agreement or has knowingly and voluntarily chosen not to confer with an attorney about the Agreement.

b. Employee acknowledges and agrees that the Company is not obligated to pay any of the attorneys’ fees, costs or expenses relating to this Agreement and that the release contained in Section 4 of this Agreement releases all Claims Employee had, has or may have through the date Employee signs this Agreement against any and all Releases for attorneys’ fees, costs and expenses.

14. Governing Law.

Employee acknowledges and agrees that this Agreement shall be construed and enforced under the laws of the Commonwealth of Virginia, without regard to its conflicts of law principles.

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15. Waiver of Jury Trial.

EMPLOYEE AGREES TO WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, OR RELATED TO, ANY OBLIGATIONS EMPLOYEE HAS UNDER THIS AGREEMENT, EMPLOYEE’S EMPLOYMENT BY THE COMPANY, AND/OR THE TERMINATION OF THE EMPLOYMENT RELATIONSHIP BETWEEN EMPLOYEE AND THE COMPANY. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY EMPLOYEE, AND EMPLOYEE ACKNOWLEDGES THAT, EXCEPT FOR THE COMPANY’S AGREEMENT TO LIKEWISE WAIVE ITS RIGHTS TO A TRIAL BY JURY (WHICH THE COMPANY HEREBY MAKES), THE COMPANY HAS NOT MADE ANY REPRESENTATIONS OF FACTS TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, SELECTED OF EMPLOYEE’S OWN FREE WILL, AND THAT EMPLOYEE HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER AND AS EVIDENCE OF THIS FACT SIGNS THIS AGREEMENT BELOW.

16. Severability.

If any clause or provision of this Agreement is ruled invalid or limited by any regulatory agency or court of competent jurisdiction, the invalidity of such clause or provision shall not affect the validity of the remaining provisions, and the remainder of this Agreement shall be enforced to the fullest permitted by law; provided, however, that if Sections 4 or 5 of this Agreement, or any portion thereof, are deemed to be invalid or unenforceable, the Company shall have no obligation to provide any of the separation benefits provided under Section 2 and Employee shall be obligated to reimburse the Company for any such benefits provided prior to such determination.

17. Entire Agreement and Modification.

Employee acknowledges and agrees that, except as expressly provided for herein, this Agreement contains all of the promises and covenants made between Employee and the Company regarding the subject matter hereof. Employee intends this Agreement to constitute a complete and final agreement between Employee and the Company, and Employee intends this Agreement to supersede and replace all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Agreement, if any. The terms of this Agreement are contractual and shall not be deemed to have been altered, modified or in any way changed by any statements, promises, discussions or agreements not appearing herein. Employee acknowledges that no promise, inducement or agreement has been made to him except as appearing herein.

18. Miscellaneous.

a. The parties acknowledge and agree that this Agreement may be executed in one or more counterparts each of which will constitute one and the same instrument. The parties further agree that all executed copies of this Agreement and photo-copies thereof shall have the same force and effect, and shall be as legally binding and enforceable, as the original.

b. It is the intention of the parties that the provisions hereof be binding upon the parties, their employees, affiliates, agents, heirs, successors and assigns forever.

c. The waiver by any party of a breach of any condition or provision of this Agreement to be performed by such other party shall not operate or be construed to be a waiver of a similar or dissimilar provision or condition at the same or any prior or subsequent time.

d. In the event the Company is the prevailing party in any action enforcing the terms of this Agreement, including but not limited to the provisions set forth in Section 6, Employee shall pay to Company, in addition to any damages awarded by a court of competent jurisdiction, the Company’s costs and reasonable attorneys’ fees incurred in the enforcement of this Agreement.

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19. The titles, captions, and headings in this Agreement are included for convenience only and shall not be construed to define or limit any of the provisions contained herein. Knowing and Voluntary.

BY EMPLOYEE’S SIGNATURE BELOW, EMPLOYEE EXPRESSLY ACKNOWLEDGES THAT EMPLOYEE IS SIGNING THIS AGREEMENT VOLUNTARILY AND OF EMPLOYEE’S OWN FREE WILL, WITH FULL KNOWLEDGE OF THE NATURE AND CONSEQUENCES OF ITS TERMS. EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS THAT IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, and intending to be legally bound, each of the parties has caused this Confidential Separation Agreement & General Release to be executed either individually or in its entity name by its duly authorized representative.

CARRIE COMER		F&M BANK CORP.

By:

Date:___/___/______	Its:

Date:___/___/______

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